                                 SIGNAL POINTE
                            2500 HOWELL BRANCH ROAD
                              WINTER PARK, FLORIDA

                                 MARKET VALUE -
                               FEE SIMPLE ESTATE

                               AS OF MAY 28, 2003

                                 PREPARED FOR:

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                    (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                       &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JUNE 27, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.("Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: SIGNAL POINTE
    2500 HOWELL BRANCH ROAD
    WINTER PARK, ORANGE COUNTY, FLORIDA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 368 units with a total of 339,240 square feet of rentable area. The improvements were built in 1971. The improvements are situated on 18.25684114 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 98% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
SIGNAL POINTE, WINTER PARK, FLORIDA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 28, 2003 is:

                                     ($14,500,000)

                                 Respectfully submitted,
                                 AMERICAN APPRAISAL ASSOCIATES, INC.

                                 /s/ Alice MacQueen
                                 ------------------
June 27, 2003                    Alice MacQueen
#053272                          Vice President, Real Estate Group
                                 Florida Certified General Real Estate Appraiser
                                   #RZ0002202

Assistance By:
Michael L. Kersten

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
SIGNAL POINTE, WINTER PARK, FLORIDA

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary...........................................................   4
Introduction................................................................   9
Area Analysis...............................................................  11
Market Analysis.............................................................  14
Site Analysis...............................................................  16
Improvement Analysis........................................................  16
Highest and Best Use .......................................................  17

                                   VALUATION

Valuation Procedure.........................................................  18
Sales Comparison Approach...................................................  20
Income Capitalization Approach .............................................  26
Reconciliation and Conclusion...............................................  38

                                    ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
SIGNAL POINTE, WINTER PARK, FLORIDA

                                 EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                Signal Pointe
LOCATION:                     2500 Howell Branch Road
                              Winter Park, Florida

INTENDED USE OF ASSIGNMENT:   Court Settlement
PURPOSE OF APPRAISAL:         "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:           Fee simple estate

DATE OF VALUE:                May 28, 2003
DATE OF REPORT:               June 27, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
  Size:                       18.2568411386593 acres, or 795,268 square feet
  Assessor Parcel No.:        33-21-30-300-0080-0000
  Floodplain:                 Community Panel No. 12117C0210E (April 17, 1995)
                              Flood Zone X, an area outside the floodplain.
  Zoning:                     R-3 (Multiple-Family District)

BUILDING:
  No. of Units:               368 Units
  Total NRA:                  339,240 Square Feet
  Average Unit Size:          922 Square Feet
  Apartment Density:          20.2 units per acre
  Year Built:                 1971

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                         Market Rent
                            Square  --------------------     Monthly        Annual
Unit Type                    Feet   Per Unit      Per SF     Income         Income
------------------------------------------------------------------------------------
1Br/1Ba - Port Isabel         520     $515        $0.99      $ 24,720     $  296,640
1Br/1Ba - St Augustine        690     $565        $0.82      $ 18,080     $  216,960
1Br/1Ba - Grand Haven         720     $595        $0.83      $ 38,080     $  456,960
2Br/1Ba - Ponce Inlet         925     $660        $0.71      $ 21,120     $  253,440
2Br/1Ba - Ponce deLeon        975     $675        $0.69      $ 14,850     $  178,200
2Br/2Ba - Mystic Seaport    1,015     $700        $0.69      $ 46,200     $  554,400
2Br/2Ba - Jupiter Inlet     1,150     $700        $0.61      $ 28,000     $  336,000
3Br/2Ba - Eddystone         1,270     $835        $0.66      $ 40,080     $  480,960
3Br/2Ba - Diamondhead       1,320     $850        $0.64      $ 13,600     $  163,200
                                                             -----------------------
                                                  Total      $244,730     $2,936,760
                                                             =======================

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
SIGNAL POINTE, WINTER PARK, FLORIDA

OCCUPANCY:                                         98%
ECONOMIC LIFE:                                     45 Years
EFFECTIVE AGE:                                     20 Years
REMAINING ECONOMIC LIFE:                           25 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              SUBJECT PHOTOGRAPHS

                 [EXTERIOR - COMMUNITY CENTER & OFFICE PICTURE]

                [EXTERIOR - VIEW FROM HOWELL LAKE ROAD PICTURE]

                                    AREA MAP

                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
SIGNAL POINTE, WINTER PARK, FLORIDA

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
  As Vacant:                   Hold for future multi-family development
  As Improved:                 Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
SIGNAL POINTE, WINTER PARK, FLORIDA

PART TWO - ECONOMIC INDICATORS

                                                Amount            $/Unit
                                                ------            ------
INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION

Potential Rental Income                       $2,936,760          $7,980
Effective Gross Income                        $2,851,149          $7,748
Operating Expenses                            $1,342,254          $3,647            47.1% of EGI
Net Operating Income:                         $1,416,894          $3,850

Capitalization Rate                            10.00%
DIRECT CAPITALIZATION VALUE                   $14,200,000 *       $38,587 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                 10 years
2002 Economic Vacancy                          14%
Stabilized Vacancy & Collection Loss:          12%
Lease-up / Stabilization Period                N/A
Terminal Capitalization Rate                   11.00%
Discount Rate                                  12.50%
Selling Costs                                  2.00%
Growth Rates:
  Income                                       3.00%
  Expenses:                                    3.00%
DISCOUNTED CASH FLOW VALUE                    $14,500,000 *       $39,402 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE        $14,500,000         $39,402 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)          $34,797 to $62,500
  Range of Sales $/Unit (Adjusted)            $37,500 to $43,844
VALUE INDICATION - PRICE PER UNIT             $14,700,000 *       $39,946 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales           5.27 to 7.05
  Selected EGIM for Subject                    5.25
  Subject's Projected EGI                     $2,851,149
EGIM ANALYSIS CONCLUSION                      $15,000,000 *       $40,761 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION              $14,700,000 *       $39,946 / UNIT

RECONCILED SALES COMPARISON VALUE             $14,700,000         $39,946 / UNIT

------------------------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
SIGNAL POINTE, WINTER PARK, FLORIDA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                                $14,700,000
  NOI Per Unit                                  $14,700,000
  EGIM Multiplier                               $15,000,000
INDICATED VALUE BY SALES COMPARISON             $14,700,000       $39,946 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:                 $14,200,000
  Discounted Cash Flow Method:                  $14,500,000
INDICATED VALUE BY THE INCOME APPROACH          $14,500,000       $39,402 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:            $14,500,000       $39,402 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION  PAGE 9
SIGNAL POINTE, WINTER PARK, FLORIDA

                                        INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 2500 Howell Branch Road, Winter Park, Orange County, Florida. Winter Park identifies it as 33-21-30-300-0080-0000.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Michael L. Kersten on May 28, 2003. Alice MacQueen has not made a personal inspection of the subject property. Michael L. Kersten assisted in the research, valuation analysis and writing the report. Alice MacQueen reviewed the analysis and report and concurs with the value. Both, Alice MacQueen and Michael L. Kersten have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 28, 2003. The date of the report is June 27, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                        INTRODUCTION PAGE 10
SIGNAL POINTE, WINTER PARK, FLORIDA

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

  MARKETING PERIOD:                  6 to 12 months
  EXPOSURE PERIOD:                   6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in SP II LP. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
SIGNAL POINTE, WINTER PARK, FLORIDA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Winter Park, Florida. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - Tangerine Avenue and Dike Road
West  - Lake Howell Road
South - Aloma Avenue
North - Lake Howell

MAJOR EMPLOYERS

Major employers in the subject's area include Walt Disney Company (55,000), Florida Hospital (12,808), Universal Orlando (12,000), Orlando Regional Healthcare (12,000), Lockheed Martin (5,053), Central Florida Investments (5,000), University of Central Florida (4,808), Darden Restaurants (4,675), Sprint (4,295), SeaWorld (4,000). The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
SIGNAL POINTE, WINTER PARK, FLORIDA

                                   NEIGHBORHOOD DEMOGRAPHICS

                                                    AREA
                                ---------------------------------------------
CATEGORY                        1-Mi. RADIUS     3-Mi. RADIUS    5-Mi. RADIUS          MSA
---------------------------------------------------------------------------------------------
POPULATION TRENDS

Current Population                 13,058           95,947         225,252          1,721,904
5-Year Population                  13,451           97,904         235,034          1,921,950
% Change CY-5Y                        3.0%             2.0%            4.3%              11.6%
Annual Change CY-5Y                   0.6%             0.4%            0.9%               2.3%

HOUSEHOLDS

Current Households                  6,007           41,063          92,012            655,258
5-Year Projected Households         6,340           42,839          97,219            731,362
% Change CY - 5Y                      5.5%             4.3%            5.7%              11.6%
Annual Change CY-5Y                   1.1%             0.9%            1.1%               2.3%

INCOME TRENDS

Median Household Income           $39,007          $45,533         $43,408            $40,114
Per Capita Income                 $22,218          $27,385         $25,656            $21,799
Average Household Income          $50,140          $64,512         $62,750            $57,283

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                         AREA
                                    ----------------------------------------------
CATEGORY                            1-Mi. RADIUS      3-Mi. RADIUS    5-Mi. RADIUS         MSA
-----------------------------------------------------------------------------------------------
HOUSING TRENDS

% of Households Renting                45.97%            36.79%          34.84%           30.55%
5-Year Projected % Renting             46.04%            36.82%          34.44%           30.11%
% of Households Owning                 48.01%            56.27%          58.05%           60.90%
5-Year Projected % Owning              48.08%            56.38%          58.72%           61.87%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
SIGNAL POINTE, WINTER PARK, FLORIDA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North - Lake Howell Road; across which is the Butler Plaza shopping center South - Public Storage and Sedgefield apartment complex
East - A BP convenience store and a small retail center under construction West - Interlochen apartments

CONCLUSIONS

The subject is well located within the city of Winter Park. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
SIGNAL POINTE, WINTER PARK, FLORIDA

                                       MARKET ANALYSIS

The subject property is located in the city of Winter Park in Orange County. The overall pace of development in the subject's market is more or less stable. New construction in the immediate area has been limited to several smaller retail projects. None of the apartment complexes in the area appear to be newer than 15 years old. With the exception of several 4- to 8-unit condominium complexes, there appears to have been no recent multiple-family residential construction in the subject neighborhood. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period         Region                                 Submarket
---------------------------------------------------------------
1Q03            9.3%                                    5.9%
4Q02            8.9%                                    4.8%
2002            7.6%                                    4.2%
3Q02            N/A                                     4.8%
2Q02            N/A                                     5.0%
1Q02            N/A                                     6.1%
4Q01            N/A                                     3.6%
3Q01            N/A                                     3.4%
2Q01            N/A                                     2.9%

Source: REIS

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has outperformed the overall market. As illustrated on the table, vacancy rates for region and submarket are increasing.

Market rents in the subject's market have been following a stable trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period          Region              % Change         Submarket       % Change
-----------------------------------------------------------------------------
 2Q01            N/A                    -              $666               -
 3Q01            N/A                   N/A             $681             2.3%
 4Q01            N/A                   N/A             $669            -1.8%
 1Q02            N/A                   N/A             $668            -0.1%
 2Q02            N/A                   N/A             $667            -0.1%
 3Q02            N/A                   N/A             $665            -0.3%
 4Q02            N/A                   N/A             $665             0.0%
 1Q03            N/A                   N/A             $661            -0.6%

Source: REIS

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
SIGNAL POINTE, WINTER PARK, FLORIDA

The following table illustrates a summary of the subject's competitive set.

                             COMPETITIVE PROPERTIES

No.       Property Name                  Units       Ocpy.   Year Built           Proximity to subject
------------------------------------------------------------------------------------------------------------------
R-1       Summer Chase at Winter Park     304         90%       1973          I mile southwest of the subject
R-2       Semoran North                   348         95%       1968          Two blocks east of subject
R-3       Emerald Bay at Winter Park      432         89%       1972          0.5 mile northwest of the subject
R-4       Sedgefield Apartments           111         96%       1973          Adjoins the subject to the southeast
R-5       Sun Key                         592         94%       1986          0.5 mile northeast of the subject
Subject   Signal Pointe                   368         98%       1971

There appears to be a dearth of three bedroom units. Many complexes are offering concessions on one- bedroom units.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
SIGNAL POINTE, WINTER PARK, FLORIDA

                              PROPERTY DESCRIPTION

SITE ANALYSIS
 Site Area                    18.2568411386593 acres, or 795,268 square feet
 Shape                        Generally rectangular
 Topography                   Level
 Utilities                    All necessary utilities are available to the site.
 Soil Conditions              Stable
 Easements Affecting Site     None other than typical utility easements
 Overall Site Appeal          Good
 Flood Zone:
   Community Panel            12117C0210E, dated April 17, 1995
   Flood Zone                 Zone X
 Zoning                       R-3, the subject improvements represent
                              a legal conforming use of the site.

REAL ESTATE TAXES

                                             ASSESSED VALUE - 2003
                                   ------------------------------------------        TAX RATE /        PROPERTY
PARCEL NUMBER                      LAND         BUILDING             TOTAL           MILL RATE          TAXES
---------------------------------------------------------------------------------------------------------------
33-21-30-300-                       $0          $9,791,190         $9,791,190        $0.01743          $170,618
  0080-0000

IMPROVEMENT ANALYSIS
 Year Built                   1971
 Number of Units              368
 Net Rentable Area            339,240 Square Feet
 Construction:
   Foundation                 Reinforced concrete slab
   Frame                      Heavy or light wood
   Exterior Walls             Brick or masonry
   Roof                       Composition shingle over a wood truss structure
 Project Amenities            Amenities at the subject include a swimming
                              pool, basketball court, tennis court, gym room, car wash, barbeque equipment, laundry room, clubhouse, playground, and parking area.

 Unit Amenities               Individual unit amenities include a balcony,
                              cable TV connection, and washer dryer
                              connection. Appliances available in each unit include a refrigerator, stove,

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
SIGNAL POINTE, WINTER PARK, FLORIDA

                                 dishwasher, water heater, garbage disposal, and oven.

Unit Mix:

                                                  Unit Area
      Unit Type               Number of Units     (Sq. Ft.)
-----------------------------------------------------------
1Br/1Ba - Port Isabel              48                 520
1Br/1Ba - St Augustine             32                 690
1Br/1Ba - Grand Haven              64                 720
2Br/1Ba - Ponce Inlet              32                 925
2Br/1Ba - Ponce deLeon             22                 975
2Br/2Ba - Mystic Seaport           66               1,015
2Br/2Ba - Jupiter Inlet            40               1,150
3Br/2Ba - Eddystone                48               1,270
3Br/2Ba - Diamondhead              16               1,320

Overall Condition                         Average
Effective Age                             20 years
Economic Life                             45 years
Remaining Economic Life                   25 years
Deferred Maintenance                      None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1971 and consist of a 368-unit multifamily project. The highest and best use as improved is for continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
SIGNAL POINTE, WINTER PARK, FLORIDA

                              THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
SIGNAL POINTE, WINTER PARK, FLORIDA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
SIGNAL POINTE, WINTER PARK, FLORIDA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
SIGNAL POINTE, WINTER PARK, FLORIDA

SUMMARY OF COMPARABLE SALES-IMPROVED

                                                                      COMPARABLE
         DESCRIPTION                    SUBJECT                          I - 1
         -----------                    -------                       ----------
 Property Name                  Signal Pointe                     Courtyard at Winter Park
LOCATION:
 Address                        2500 Howell Branch Road           1695 Lee Road
 City, State                    Winter Park, Florida              Winter Park, Florida
 County                         Orange                            Orange
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)         339,240                           143,360
 Year Built                     1971                              1966
 Number of Units                368                               160
 Unit Mix:                              Type              Total     Type                 Total
                                1Br/1Ba - Port Isabel      48     1Br/1Ba                  40
                                1Br/1Ba - St Augustine     32     2Br/2Ba                  80
                                1Br/1Ba - Grand Haven      64     3Br/2Ba                  40
                                2Br/1Ba - Ponce Inlet      32
                                2Br/1Ba - Ponce deLeon     22
                                2Br/2Ba - Mystic Seaport   66
                                2Br/2Ba - Jupiter Inlet    40
                                3Br/2Ba - Eddystone        48
                                3Br/2Ba - Diamondhead      16

 Average Unit Size (SF)         922                               896
 Land Area (Acre)               18.2568                           9.5528
 Density (Units/Acre)           20.2                              16.7
 Parking Ratio (Spaces/Unit)    1.66                              1.33
 Parking Type (Gr., Cov., etc.) Garage, Open Covered              Open
CONDITION:                      Good                              Average
APPEAL:                         Average                           Average
AMENITIES:
 Pool/Spa                       Yes/No                            Yes/No
 Gym Room                       Yes                               Yes
 Laundry Room                   Yes                               Yes
 Secured Parking                No                                No
 Sport Courts                   No                                No
 Washer/Dryer Connection        Yes                               No
 Other
 Other
OCCUPANCY:                      98%                               90%
TRANSACTION DATA:
 Sale Date                                                        May, 2001
 Sale Price ($)                                                   $6,100,000
 Grantor                                                          Miles-Courtyard-WP, LLC

 Grantee                                                          PRG/Winter Park, LP
 Sale Documentation                                               Book 6258, Page 4812
 Verification                                                     Comps, Inc.
 Telephone Number
ESTIMATED PRO-FORMA:                                                Total $      $/Unit      $/SF
--------------------------------------------------------------------------------------------------
 Potential Gross Income                                           $1,286,400     $8,040      $8.97
 Vacancy/Credit Loss                                              $  128,640     $  804      $0.90
                                                                  --------------------------------
 Effective Gross Income                                           $1,157,760     $7,236      $8.08
 Operating Expenses                                               $  500,000     $3,125      $3.49
                                                                  --------------------------------
 Net Operating Income                                             $  657,760     $4,111      $4.59
--------------------------------------------------------------------------------------------------
NOTES:                                                            This project is now
                                                                  known as Legacy of
                                                                  Winter Park.

 PRICE PER UNIT                                                                  $38,125
 PRICE PER SQUARE FOOT                                                           $ 42.55
 EXPENSE RATIO                                                                      43.2%
 EGIM                                                                               5.27
 OVERALL CAP RATE                                                                  10.78%
 Cap Rate based on Pro Forma or Actual Income?                              ACTUAL

                                          COMPARABLE                     COMPARABLE
         DESCRIPTION                        I - 2                           I - 3
         -----------                      ----------                     ----------
 Property Name                   La Aloma Apartments                 Sedgefield Apartments
LOCATION:
 Address                         3040 Aloma Avenue                   110 Sedgefield Circle
 City, State                     Winter Park, Florida                Winter Park, Florida
 County                          Orange                              Seminole
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)          176,800                             93,800
 Year Built                      1967                                1973
 Number of Units                 164                                 111
 Unit Mix:                        Type                 Total           Type          Total
                                 1Br/1Ba                N/A          Efficiency        21
                                 2Br/2Ba                N/A          1 Bedroom         10
                                 3Br/2Ba                N/A          2 Bedroom         75
 Average Unit Size (SF)          1,078                               845
 Land Area (Acre)                9.1000                              8.7000
 Density (Units/Acre)            18.0                                12.8
 Parking Ratio (Spaces/Unit)     1.77                                1.98
 Parking Type (Gr., Cov., etc.)  Open                                Open
CONDITION:                       Average                             Average
APPEAL:                          Fair                                Average
AMENITIES:
 Pool/Spa                        Yes/No                              Yes/No
 Gym Room                        Yes                                 No
 Laundry Room                    No                                  Yes
 Secured Parking                 No                                  No
 Sport Courts                    Yes                                 No
 Washer/Dryer Connection         No                                  No
 Other
 Other
OCCUPANCY:                       85%                                 90%
TRANSACTION DATA:
 Sale Date                       September, 2002                     November, 2002
 Sale Price ($)                  $6,750,000                          $3,862,500
 Grantor                         Veard-Winter Park, Ltd.             Sedgefield Associates,
                                                                     Ltd.
 Grantee                         Florida Investment Properties, LLC  S&L Enterprises, LLC
 Sale Documentation              Book 6629, Page 8177                Book 4611, Page 1975
 Verification                    Comps, Inc.                         Comps, Inc.
 Telephone Number
ESTIMATED PRO-FORMA:              Total $     $/Unit    $/SF          Total $   $/Unit  $/SF
---------------------------------------------------------------------------------------------
 Potential Gross Income          $1,385,280   $8,447    $7.84        $806,460   $7,265  $8.60
 Vacancy/Credit Loss             $  207,792   $1,267    $1.18        $ 80,646   $  727  $0.86
                                 ------------------------------------------------------------
 Effective Gross Income          $1,177,488   $7,180    $6.66        $725,814   $6,539  $7.74
 Operating Expenses              $  533,600   $3,254    $3.02        $355,200   $3,200  $3.79
                                 ------------------------------------------------------------
 Net Operating Income            $  643,888   $3,926    $3.64        $370,614   $3,339  $3.95
---------------------------------------------------------------------------------------------
NOTES:                           Since, the sale, occ-               This projects comprises
                                 upancy has risen to 96%.            12 one-story buildings.

 PRICE PER UNIT                              $41,159                          $34,797
 PRICE PER SQUARE FOOT                       $ 38.18                          $ 41.18
 EXPENSE RATIO                                  45.3%                            48.9%
 EGIM                                           5.73                             5.32
 OVERALL CAP RATE                               9.54%                            9.60%
 Cap Rate based on Pro Forma or
  Actual Income?                           ACTUAL                            ACTUAL

                                        COMPARABLE                         COMPARABLE
         DESCRIPTION                       I - 4                             I - 5
         ----------                     ----------                         ----------
 Property Name                   Kingston Village                  The Ashley of Spring Valley
LOCATION:
 Address                         940 Douglas Avenue                693 South Wymore Road
 City, State                     Altamonte Springs, FL             Altamonte Springs, FL
 County                          Seminole                          Seminole
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)          129,468                           280,000
 Year Built                      1982                              1974
 Number of Units                 120                               260
 Unit Mix:                         Type                Total        Type                      Total
                                 1Br/1Ba                 36        1Br/1Ba                      N/A
                                 2Br/2Ba                 72        2Br/2Ba                      N/A
                                 2Br/2Ba Twn             12        3Br/2Ba                      N/A
 Average Unit Size (SF)          1,079                             1,077
 Land Area (Acre)                15.0000                           15.8713
 Density (Units/Acre)            8.0                               16.4
 Parking Ratio (Spaces/Unit)     2.00                              4.80
 Parking Type (Gr., Cov., etc.)  Garage, Open                      Open
CONDITION:                       Very Good                         Good
APPEAL:                          Good                              Good
AMENITIES:
 Pool/Spa                        Yes/Yes                           Yes/Yes
 Gym Room                        Yes                               Yes
 Laundry Room                    Yes                               No
 Secured Parking                 Yes                               Yes
 Sport Courts                    Yes                               Yes
 Washer/Dryer Connection         Yes                               Yes
 Other
 Other
OCCUPANCY:                       90%                               92%
TRANSACTION DATA:
 Sale Date                       October, 2001                     August, 2001
 Sale Price ($)                  $7,500,000                        $11,180,000
 Grantor                         Archstone Communities

 Grantee                         Kingston Village, LLC             Altamonte Ashley, LLC
 Sale Documentation              Book 4198, Page 0924              Book 4160, Page 0027
 Verification                    Comps, Inc. & Seminole            Seminole County Prop.
 Telephone Number                County Property Appr              Tax Appraiser's Off
ESTIMATED PRO-FORMA:              Total $     $/Unit     $/SF       Total $     $/Unit          $/SF
-----------------------------------------------------------------------------------------------------
 Potential Gross Income          $1,181,520   $9,846     $9.13     $2,100,000   $8,077          $7.50
 Vacancy/Credit Loss             $  118,152   $  985     $0.91     $  105,000   $  404          $0.38
                                 --------------------------------------------------------------------
 Effective Gross Income          $1,063,368   $8,861     $8.21     $1,995,000   $7,673          $7.13
 Operating Expenses              $  360,000   $3,000     $2.78     $  900,000   $3,462          $3.21
                                 --------------------------------------------------------------------
 Net Operating Income            $  703,368   $5,861     $5.43     $1,095,000   $4,212          $3.91
-----------------------------------------------------------------------------------------------------
NOTES:                           None                              None

 PRICE PER UNIT                              $62,500                           $43,000
 PRICE PER SQUARE FOOT                       $ 57.93                           $ 39.93
 EXPENSE RATIO                                  33.9%                             45.1%
 EGIM                                           7.05                              5.60
 OVERALL CAP RATE                               9.38%                             9.79%
 Cap Rate based on Pro Forma
  or Actual Income?                          ACTUAL                           PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
SIGNAL POINTE, WINTER PARK, FLORIDA

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $34,797 to $62,500 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $37,500 to $43,844 per unit with a mean or average adjusted price of $40,655 per unit. The median adjusted price is $40,017 per unit. Based on the following analysis, we have concluded to a value of $40,000 per unit, which results in an "as is" value of $14,700,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
SIGNAL POINTE, WINTER PARK, FLORIDA

  SALES ADJUSTMENT GRID

DESCRIPTION            SUBJECT          COMPARABLE          COMPARABLE            COMPARABLE       COMPARABLE        COMPARABLE
                                           I - 1              I - 2                 I - 3            I - 4             I - 5
-----------------------------------------------------------------------------------------------------------------------------------
Property Name          Signal Pointe Courtyard at       La Aloma             Sedgefield        Kingston           The Ashley of
                                     Winter Park        Apartments           Apartments        Village            Spring Valley

Address                2500 Howell   1695 Lee Road      3040 Aloma           110               940                693 South
                       Branch Road                      Avenue               Sedgefield        Douglas            Wymore Road
                                                                              Circle           Avenue
City                   Winter Park,  Winter Park,       Winter               Winter            Altamonte          Altamonte
                       Florida       Florida            Park,                Park,             Springs, FL        Springs, FL
                                                        Florida              Florida
Sale Date                            May, 2001          September, 2002      November, 2002    October, 2001      August, 2001
Sale Price ($)                       $6,100,000         $6,750,000           $3,862,500        $7,500,000         $11,180,000
Net Rentable Area (SF) 339,240          143,360            176,800               93,800           129,468             280,000
Number of Units        368                  160                164                  111               120                 260
Price Per Unit                       $   38,125         $   41,159           $   34,797        $   62,500         $    43,000
Year Built             1971          1966               1967                 1973              1982               1974
Land Area (Acre)       18.2568       9.5528             9.1000               8.7000            15.0000            15.8713
VALUE ADJUSTMENTS      DESCRIPTION   DESCRIPTION  ADJ.  DESCRIPTION   ADJ.   DESCRIPTION  ADJ  DESCRIPTION  ADJ.  DESCRIPTION  ADJ.
Property Rights        Fee Simple    Fee Simple    0%   Fee Simple     0%    Fee Simple     0% Fee Simple     0%  Fee Simple     0%
Conveyed               Estate        Estate             Estate               Estate            Estate             Estate
Financing                            Cash To       0%   Cash To        0%    Cash To        0% Cash To        0%  Cash To        0%
                                     Seller             Seller               Seller            Seller             Seller
Conditions of Sale                   Arm's Length  0%   Arm's          0%    Arm's          0% Arm's          0%  Arm's          0%
                                                        Length               Length            Length             Length
Date of Sale (Time)                  05-2001       0%   09-2002        0%    11-2002        0% 10-2001        0%  08-2001        0%
VALUE AFTER TRANS.                       $38,125             $41,159              $34,797          $62,500           $43,000
ADJUST. ($/UNIT)
Location                             Comparable    0%   Comparable     0%    Comparable     0% Superior     -10%  Superior     -10%
Number of Units        368           160           5%   164            5%    111            5% 120            5%  260            0%
Quality / Appeal       Good          Comparable    0%   Inferior       5%    Inferior      10% Inferior      15%  Inferior      15%
Age / Condition        1971          1966 /       10%   1967 /        10%    1973 /        10% 1982 /       -25%  1974 / Good    0%
                                     Average            Average              Average           Very Good
Occupancy at Sale      98%           90%         -10%   85%          -10%    90%          -10% 90%          -10%  92%          -10%
Amenities              Good          Inferior     10%   Comparable     0%    Comparable     0% Superior     -10%  Comparable     0%
Average Unit Size (SF) 922           896           0%   1,078         -5%    845            0% 1,079         -5%  1,077         -5%
PHYSICAL ADJUSTMENT                               15%                  5%                  15%              -40%               -10%
FINAL ADJUSTED VALUE                     $43,844             $43,216              $40,017          $37,500           $38,700
($/UNIT)

SUMMARY

VALUE RANGE (PER UNIT)   $37,500     TO     $    43,844
MEAN (PER UNIT)          $40,655
MEDIAN (PER UNIT)        $40,017
VALUE CONCLUSION (PER    $40,000
UNIT)

VALUE INDICATED BY SALES                    $14,720,000
COMPARISON APPROACH
ROUNDED                                     $14,700,000

NET OPERATING INCOME (NOI) ANALYSIS
We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
SIGNAL POINTE, WINTER PARK, FLORIDA

                                              NOI PER UNIT COMPARISON
-------------------------------------------------------------------------------------------------------------------
COMPARABLE       NO. OF      SALE PRICE                     NOI/          SUBJECT NOI      ADJUSTMENT    INDICATED
NO.              UNITS       PRICE/UNIT     OAR           NOI/UNIT      SUBJ. NOI/UNIT       FACTOR      VALUE/UNIT
-------------------------------------------------------------------------------------------------------------------
I-1              160         $ 6,100,000   10.78%        $  657,760       $1,416,894          0.937     $    35,707
                             $    38,125                 $    4,111       $    3,850
I-2              164         $ 6,750,000    9.54%        $  643,888       $1,416,894          0.981     $    40,363
                             $    41,159                 $    3,926       $    3,850
I-3              111         $ 3,862,500    9.60%        $  370,614       $1,416,894          1.153     $    40,127
                             $    34,797                 $    3,339       $    3,850
I-4              120         $ 7,500,000    9.38%        $  703,368       $1,416,894          0.657     $    41,055
                             $    62,500                 $    5,861       $    3,850
I-5              260         $11,180,000    9.79%        $1,095,000       $1,416,894          0.914     $    39,311
                             $    43,000                 $    4,212       $    3,850
-------------------------------------------------------------------------------------------------------------------
                      PRICE/UNIT                              VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT
-------------------------------------------------------------------------------------------------------------------
                                                                                                        -----------
  Low              High      Average      Median        Estimated Price Per Unit                        $    40,000
                                                        Number of Units                                         368
                                                                                                        -----------
$35,707          $41,055     $39,313      $40,127

                                                        Value Based on NOI Analysis                     $14,720,000
                                                                                           Rounded      $14,700,000

The adjusted sales indicate a range of value between $35,707 and $41,055 per unit, with an average of $39,313 per unit. Based on the subject's competitive position within the improved sales, a value of $40,000 per unit is estimated. This indicates an "as is" market value of $14,700,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS
The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
SIGNAL POINTE, WINTER PARK, FLORIDA

                          EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON
-----------------------------------------------------------------------------------------------------
COMPARABLE    NO. OF  SALE PRICE         EFFECTIVE   OPERATING                    SUBJECT
    NO.       UNITS   PRICE/UNIT       GROSS INCOME  EXPENSE        OER        PROJECTED OER     EGIM
-----------------------------------------------------------------------------------------------------
I-1           160     $ 6,100,000      $1,157,760    $500,000      43.19%                        5.27
                      $    38,125
I-2           164     $ 6,750,000      $1,177,488    $533,600      45.32%                        5.73
                      $    41,159
I-3           111     $ 3,862,500      $  725,814    $355,200      48.94%          47.08%        5.32
                      $    34,797
I-4           120     $ 7,500,000      $1,063,368    $360,000      33.85%                        7.05
                      $    62,500
I-5           260     $11,180,000      $1,995,000    $900,000      45.11%                        5.60
                      $    43,000
-----------------------------------------------------------------------------------------------------
                      EGIM                         VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES
-----------------------------------------------------------------------------------------------------
Low           High    Average          Median        Estimate EGIM                              5.25
                                                                                          -----------
                                                     Subject EGI                          $2,851,149
                                                                                          -----------
5.27          7.05     5.80             5.60

                                                    Value Based on EGIM Analysis         $14,968,531
                                                                             Rounded     $15,000,000

                                                                  Value Per Unit         $    40,761

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 47.08% before reserves. The comparable sales indicate a range of expense ratios from 33.85% to 48.94%, while their EGIMs range from 5.27 to 7.05. Overall, we conclude to an EGIM of 5.25, which results in an "as is" value estimate in the EGIM Analysis of $15,000,000.

SALES COMPARISON CONCLUSION
The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $14,700,000.

Price Per Unit                                          $14,700,000
NOI Per Unit                                            $14,700,000
EGIM Analysis                                           $15,000,000

Sales Comparison Conclusion                             $14,700,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
SIGNAL POINTE, WINTER PARK, FLORIDA

                       INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
SIGNAL POINTE, WINTER PARK, FLORIDA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS
In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                         SUMMARY OF ACTUAL AVERAGE RENTS

                                                 Average
                                Unit Area   -----------------
Unit Type                       (Sq. Ft.)   Per Unit   Per SF   %Occupied
--------------------------------------------------------------------------
1Br/1Ba - Port Isabel              520        $509     $0.98      97.9%
1Br/1Ba - St Augustine             690        $559     $0.81      96.9%
1Br/1Ba - Grand Haven              720        $589     $0.82     100.0%
2Br/1Ba - Ponce Inlet              925        $659     $0.71     100.0%
2Br/1Ba - Ponce deLeon             975        $706     $0.72     100.0%
2Br/2Ba - Mystic Seaport          1015        $653     $0.64      97.0%
2Br/2Ba - Jupiter Inlet           1150        $690     $0.60      97.5%
3Br/2Ba - Eddystone               1270        $825     $0.65      96.0%
3Br/2Ba - Diamondhead             1320        $849     $0.64     100.0%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
SIGNAL POINTE, WINTER PARK, FLORIDA

                                 RENT ANALYSIS

                                                                                    COMPARABLE RENTS
                                                                ------------------------------------------------------
                                                                     R-1       R-2       R-3          R-4        R-5
                                                                ------------------------------------------------------
                                                                  Summer               Emerald
                                                                 Chase at    Semoran    Bay at     Sedgefield
                                                                Winter Park   North   Winter Park  Apartments  Sun Key
                                                                ------------------------------------------------------
                                                                                 COMPARISON TO SUBJECT
                                            SUBJECT   SUBJECT   ------------------------------------------------------
                           SUBJECT UNIT      ACTUAL    ASKING    Slightly   Slightly   Slightly                Slightly
DESCRIPTION                    TYPE           RENT      RENT     Superior   Inferior   Inferior     Inferior   Superior
-----------------------------------------------------------------------------------------------------------------------
Monthly Rent              1BR/1BA - PORT     $  509    $  519     $  595                             $  485
Unit Area (SF)            ISABEL                520       520        538                                450
Monthly Rent Per Sq. Ft.                     $ 0.98    $ 1.00     $ 1.11                             $ 1.08

Monthly Rent              1BR/1BA - ST       $  559    $  569                            $ 665       $  495     $ 640
Unit Area (SF)            AUGUSTINE             690       690                              765          500       600
Monthly Rent Per Sq. Ft.                     $ 0.81    $ 0.82                            $0.87       $ 0.99     $1.07

Monthly Rent              1BR/1BA - GRAND    $  589    $  599     $  665     $  585                  $  560     $ 695
Unit Area (SF)            HAVEN                 720       720        792        782                     750       750
Monthly Rent Per Sq. Ft.                     $ 0.82    $ 0.83     $ 0.84     $ 0.75                  $ 0.75     $0.93

Monthly Rent              2BR/1BA - PONCE    $  659    $  659                            $ 890       $  630
Unit Area (SF)            INLET                 925       925                              881          950
Monthly Rent Per Sq. Ft.                     $ 0.71    $ 0.71                            $1.01       $ 0.66

Monthly Rent              2BR/1BA - PONCE    $  706    $  659                $  685      $ 745       $  640
Unit Area (SF)            DELEON                975       975                 1,112        944          950
Monthly Rent Per Sq. Ft.                     $ 0.72    $ 0.68                $ 0.62      $0.79       $ 0.67

Monthly Rent              2BR/2BA - MYSTIC   $  653    $  709     $  785                             $  695     $ 770
Unit Area (SF)            SEAPORT             1,015     1,015      1,052                              1,170       900
Monthly Rent Per Sq. Ft.                     $ 0.64    $ 0.70     $ 0.75                             $ 0.59     $0.86

Monthly Rent              2BR/2BA -          $  690    $  699     $  795     $  710
Unit Area (SF)            JUPITER INLET       1,150     1,150      1,049      1,200
Monthly Rent Per Sq. Ft.                     $ 0.60    $ 0.61     $ 0.76     $ 0.59

Monthly Rent              3BR/2BA -          $  825    $  839     $  995                             $  790    $  835
Unit Area (SF)            EDDYSTONE           1,270     1,270      1,086                              1,270     1,030
Monthly Rent Per Sq. Ft.                     $ 0.65    $ 0.66     $ 0.92                             $ 0.62    $ 0.81

Monthly Rent              3BR/2BA -          $  849    $  859                $  810
Unit Area (SF)            DIAMONDHEAD         1,320     1,320                 1,357
Monthly Rent Per Sq. Ft.                     $ 0.64    $ 0.65                $ 0.60

DESCRIPTION                   MIN       MAX     MEDIAN   AVERAGE
----------------------------------------------------------------
Monthly Rent                $  485    $  595    $  540    $  540
Unit Area (SF)                 450       538       494       494
Monthly Rent Per Sq. Ft.    $ 1.08    $ 1.11    $ 1.09    $ 1.09

Monthly Rent                $  495    $  665    $  640    $  600
Unit Area (SF)                 500       765       600       622
Monthly Rent Per Sq. Ft.    $ 0.87    $ 1.07    $ 0.99    $ 0.98

Monthly Rent                $  560    $  695    $  625    $  626
Unit Area (SF)                 750       792       766       769
Monthly Rent Per Sq. Ft.    $ 0.75    $ 0.93    $ 0.79    $ 0.82

Monthly Rent                $  630    $  890    $  760    $  760
Unit Area (SF)                 881       950       916       916
Monthly Rent Per Sq. Ft.    $ 0.66    $ 1.01    $ 0.84    $ 0.84

Monthly Rent                $  640    $  745    $  685    $  690
Unit Area (SF)                 944     1,112       950     1,002
Monthly Rent Per Sq. Ft.    $ 0.62    $ 0.79    $ 0.67    $ 0.69

Monthly Rent                $  695    $  785    $  770    $  750
Unit Area (SF)                 900     1,170     1,052     1,041
Monthly Rent Per Sq. Ft.    $ 0.59    $ 0.86    $ 0.75    $ 0.73

Monthly Rent                $  710    $  795    $  753    $  753
Unit Area (SF)               1,049     1,200     1,125     1,125
Monthly Rent Per Sq. Ft.    $ 0.59    $ 0.76    $ 0.67    $ 0.67

Monthly Rent                $  790    $  995    $  835    $  873
Unit Area (SF)               1,030     1,270     1,086     1,129
Monthly Rent Per Sq. Ft.    $ 0.62    $ 0.92    $ 0.81    $ 0.78

Monthly Rent                $  810    $  810    $  810    $  810
Unit Area (SF)               1,357     1,357     1,357     1,357
Monthly Rent Per Sq. Ft.    $ 0.60    $ 0.60    $ 0.60    $ 0.60

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
SIGNAL POINTE, WINTER PARK, FLORIDA

                         GROSS RENTAL INCOME PROJECTION

                                                                    Market Rent
                                                   Unit Area    -------------------      Monthly          Annual
Unit Type                        Number of Units   (Sq. Ft.)    Per Unit     Per SF       Income          Income
------------------------------------------------------------------------------------------------------------------
1Br/1Ba - Port Isabel                   48             520       $515        $0.99       $ 24,720       $  296,640
1Br/1Ba - St Augustine                  32             690       $565        $0.82       $ 18,080       $  216,960
1Br/1Ba - Grand Haven                   64             720       $595        $0.83       $ 38,080       $  456,960
2Br/1Ba - Ponce Inlet                   32             925       $660        $0.71       $ 21,120       $  253,440
2Br/1Ba - Ponce deLeon                  22             975       $675        $0.69       $ 14,850       $  178,200
2Br/2Ba - Mystic Seaport                66           1,015       $700        $0.69       $ 46,200       $  554,400
2Br/2Ba - Jupiter Inlet                 40           1,150       $700        $0.61       $ 28,000       $  336,000
3Br/2Ba - Eddystone                     48           1,270       $835        $0.66       $ 40,080       $  480,960
3Br/2Ba - Diamondhead                   16           1,320       $850        $0.64       $ 13,600       $  163,200
                                                                                         -------------------------
                                                                             Total       $244,730       $2,936,760
                                                                                         =========================

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
SIGNAL POINTE, WINTER PARK, FLORIDA

 SUMMARY OF HISTORICAL INCOME & EXPENSES

                          FISCAL YEAR   2000    FISCAL YEAR   2001    FISCAL YEAR   2002   FISCAL YEAR   2003    ANNUALIZED    2003
                          ----------------------------------------------------------------------------------------------------------
DESCRIPTION                      ACTUAL                ACTUAL                ACTUAL           MANAGEMENT BUDGET        PROJECTION
                          ----------------------------------------------------------------------------------------------------------
                             TOTAL    PER UNIT     TOTAL    PER UNIT     TOTAL    PER UNIT    TOTAL    PER UNIT    TOTAL    PER UNIT
------------------------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income           $2,721,868   $7,396   $2,375,069   $6,454   $2,837,435   $7,710  $2,921,486   $7,939   $2,787,064   $7,574
  Vacancy                 $  144,661   $  393   $  216,973   $  590   $  219,495   $  596  $  204,504   $  556   $  195,908   $  532
  Credit Loss/Concessions $   45,370   $  123   $  105,180   $  286   $  165,483   $  450  $  139,440   $  379   $  336,536   $  915
                          ----------   ------   ----------   ------   ----------   ------  ----------   ------   ----------   ------
    Subtotal              $  190,031   $  516   $  322,153   $  875   $  384,978   $1,046  $  343,944   $  935   $  532,444   $1,447

  Laundry Income          $   30,628   $   83   $   21,431   $   58   $   22,970   $   62  $   31,116   $   85   $   43,348   $  118
  Garage Revenue          $       45   $    0   $        0   $    0   $        0   $    0  $        0   $    0   $        0   $    0
  Other Misc. Revenue     $   93,034   $  253   $   93,901   $  255   $  240,522   $  654  $  331,200   $  900   $  316,732   $  861
                          ----------   ------   ----------   ------   ----------   ------  ----------   ------   ----------   ------
    Subtotal Other Income $  123,707   $  336   $  115,332   $  313   $  263,492   $  716  $  362,316   $  985   $  360,080   $  978

                          ----------   ------   ----------   ------   ----------   ------  ----------   ------   ----------   ------
Effective Gross Income    $2,655,544   $7,216   $2,168,248   $5,892   $2,715,949   $7,380  $2,939,858   $7,989   $2,614,700   $7,105

Operating Expenses
  Taxes                   $  242,955   $  660   $  145,115   $  394   $  173,677   $  472  $  183,790   $  499   $  181,976   $  495
  Insurance               $   38,259   $  104   $   97,491   $  265   $  106,443   $  289  $  108,163   $  294   $  106,264   $  289
  Utilities               $  224,686   $  611   $  173,892   $  473   $  201,934   $  549  $  213,960   $  581   $  231,756   $  630
  Repair & Maintenance    $  344,676   $  937   $  271,955   $  739   $  307,808   $  836  $  316,032   $  859   $  347,300   $  944
  Cleaning                $        0   $    0   $        0   $    0   $        0   $    0  $        0   $    0   $        0   $    0
  Landscaping             $        0   $    0   $        0   $    0   $        0   $    0  $        0   $    0   $        0   $    0
  Security                $        0   $    0   $        0   $    0   $        0   $    0  $        0   $    0   $        0   $    0
  Marketing & Leasing     $   21,598   $   59   $   15,677   $   43   $   45,361   $  123  $   40,320   $  110   $   42,124   $  114
  General Administrative  $  305,626   $  831   $  259,725   $  706   $  236,873   $  644  $  349,800   $  951   $  304,592   $  828
  Management              $  135,280   $  368   $  115,481   $  314   $  135,328   $  368  $  147,315   $  400   $  132,896   $  361
  Miscellaneous           $        0   $    0   $        0   $    0   $        0   $    0  $        0   $    0   $        0   $    0

                          ----------   ------   ----------   ------   ----------   ------  ----------   ------   ----------   ------
Total Operating Expenses  $1,313,080   $3,568   $1,079,336   $2,933   $1,207,424   $3,281  $1,359,380   $3,694   $1,346,908   $3,660

  Reserves                $        0   $    0   $        0   $    0   $        0   $    0  $        0   $    0   $        0   $    0

                          ----------   ------   ----------   ------   ----------   ------  ----------   ------   ----------   ------
Net Income                $1,342,464   $3,648   $1,088,912   $2,959   $1,508,525   $4,099  $1,580,478   $4,295   $1,267,792   $3,445
                          ----------   ------   ----------   ------   ----------   ------  ----------   ------   ----------   ------

                                    AAA PROJECTION
                             ----------------------------
DESCRIPTION                    TOTAL     PER UNIT    %
---------------------------------------------------------
Revenues
  Rental Income              $2,936,760   $7,980   100.0%

  Vacancy                    $  264,308   $  718     9.0%
  Credit Loss/Concessions    $   88,103   $  239     3.0%
                             ----------   ------   -----
    Subtotal                 $  352,411   $  958    12.0%

  Laundry Income             $   27,600   $   75     0.9%
  Garage Revenue             $        0   $    0     0.0%
  Other Misc. Revenue        $  239,200   $  650     8.1%
                             ----------   ------   -----
    Subtotal Other Income    $  266,800   $  725     9.1%

                             ----------   ------   -----
Effective Gross Income       $2,851,149   $7,748   100.0%

Operating Expenses
  Taxes                      $  202,400   $  550     7.1%
  Insurance                  $  106,720   $  290     3.7%
  Utilities                  $  230,000   $  625     8.1%
  Repair & Maintenance       $  331,200   $  900    11.6%
  Cleaning                   $        0   $    0     0.0%
  Landscaping                $        0   $    0     0.0%
  Security                   $        0   $    0     0.0%
  Marketing & Leasing        $   55,200   $  150     1.9%
  General Administrative     $  331,200   $  900    11.6%
  Management                 $   85,534   $  232     3.0%
  Miscellaneous              $        0   $    0     0.0%

                             ----------   ------   -----
Total Operating Expenses     $1,342,254   $3,647    47.1%

  Reserves                   $   92,000   $  250     6.9%

                             ----------   ------   -----
Net Income                   $1,416,894   $3,850    49.7%
                             ----------   ------   -----

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 12% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
SIGNAL POINTE, WINTER PARK, FLORIDA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                           CAPITALIZATION RATES
--------------------------------------------------------------
                  GOING-IN                       TERMINAL
             -------------------------------------------------
             LOW            HIGH             LOW         HIGH
--------------------------------------------------------------
RANGE       6.00%          10.00%           7.00%       10.00%
AVERAGE             8.14%                         8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
SIGNAL POINTE, WINTER PARK, FLORIDA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.    SALE DATE    OCCUP.    PRICE/UNIT    OAR
-------------------------------------------------------
   I-1         May-01      90%        $38,125    10.78%
   I-2         Sep-02      85%        $41,159     9.54%
   I-3         Nov-02      90%        $34,797     9.60%
   I-4         Oct-01      90%        $62,500     9.38%
   I-5         Aug-01      92%        $43,000     9.79%
                                      -------    -----
                                         High    10.78%
                                          Low     9.38%
                                      Average     9.82%

Based on this information, we have concluded the subject's overall capitalization rate should be 10.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 11.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 12.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 12.50% indicates a value of $14,500,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
SIGNAL POINTE, WINTER PARK, FLORIDA

approximately 36% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 34
SIGNAL POINTE, WINTER PARK, FLORIDA

DISCOUNTED CASH FLOW ANALYSIS

                                 SIGNAL POINTE

               YEAR                    APR-2004       APR-2005     APR-2006       APR-2007       APR-2008       APR-2009
           FISCAL YEAR                     1              2            3              4              5             6
--------------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                          $ 2,936,760    $ 3,024,863   $ 3,115,609    $ 3,209,077   $ 3,305,349    $ 3,404,510

  Vacancy                            $   264,308    $   272,238   $   280,405    $   288,817   $   297,481    $   306,406
  Credit Loss                        $    88,103    $    90,746   $    93,468    $    96,272   $    99,160    $   102,135
  Concessions                        $         0    $         0   $         0    $         0   $         0    $         0
                                     ------------------------------------------------------------------------------------
    Subtotal                         $   352,411    $   362,984   $   373,873    $   385,089   $   396,642    $   408,541

  Laundry Income                     $    27,600    $    28,428   $    29,281    $    30,159   $    31,064    $    31,996
  Garage Revenue                     $         0    $         0   $         0    $         0   $         0    $         0
  Other Misc. Revenue                $   239,200    $   246,376   $   253,767    $   261,380   $   269,222    $   277,298
                                     ------------------------------------------------------------------------------------
    Subtotal Other Income            $   266,800    $   274,804   $   283,048    $   291,540   $   300,286    $   309,294
                                     ------------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME               $ 2,851,149    $ 2,936,683   $ 3,024,784    $ 3,115,527   $ 3,208,993    $ 3,305,263

OPERATING EXPENSES:
  Taxes                              $   202,400    $   208,472   $   214,726    $   221,168   $   227,803    $   234,637
  Insurance                          $   106,720    $   109,922   $   113,219    $   116,616   $   120,114    $   123,718
  Utilities                          $   230,000    $   236,900   $   244,007    $   251,327   $   258,867    $   266,633
  Repair & Maintenance               $   331,200    $   341,136   $   351,370    $   361,911   $   372,769    $   383,952
  Cleaning                           $         0    $         0   $         0    $         0   $         0    $         0
  Landscaping                        $         0    $         0   $         0    $         0   $         0    $         0
  Security                           $         0    $         0   $         0    $         0   $         0    $         0
  Marketing & Leasing                $    55,200    $    56,856   $    58,562    $    60,319   $    62,128    $    63,992
  General Administrative             $   331,200    $   341,136   $   351,370    $   361,911   $   372,769    $   383,952
  Management                         $    85,534    $    88,100   $    90,744    $    93,466   $    96,270    $    99,158
  Miscellaneous                      $         0    $         0   $         0    $         0   $         0    $         0
                                     ------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES             $ 1,342,254    $ 1,382,522   $ 1,423,998    $ 1,466,718   $ 1,510,719    $ 1,556,041

  Reserves                           $    92,000    $    94,760   $    97,603    $   100,531   $   103,547    $   106,653
                                     ------------------------------------------------------------------------------------
NET OPERATING INCOME                 $ 1,416,894    $ 1,459,401   $ 1,503,183    $ 1,548,279   $ 1,594,727    $ 1,642,569

  Operating Expense Ratio (% of EGI)        47.1%          47.1%         47.1%          47.1%         47.1%          47.1%
  Operating Expense Per Unit         $     3,647    $     3,757   $     3,870    $     3,986   $     4,105    $     4,228


               YEAR                      APR-2010       APR-2011     APR-2012        APR-2013      APR-2014
           FISCAL YEAR                       7             8            9               10            11
------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $ 3,506,645    $ 3,611,844   $ 3,720,200    $ 3,831,806   $ 3,946,760

  Vacancy                              $   315,598    $   325,066   $   334,818    $   344,863   $   355,208
  Credit Loss                          $   105,199    $   108,355   $   111,606    $   114,954   $   118,403
  Concessions                          $         0    $         0   $         0    $         0   $         0
                                       ---------------------------------------------------------------------
    Subtotal                           $   420,797    $   433,421   $   446,424    $   459,817   $   473,611
  Laundry Income                       $    32,956    $    33,945   $    34,963    $    36,012   $    37,092
  Garage Revenue                       $         0    $         0   $         0    $         0   $         0
  Other Misc. Revenue                  $   285,617    $   294,186   $   303,011    $   312,102   $   321,465
                                       ---------------------------------------------------------------------
    Subtotal Other Income              $   318,573    $   328,130   $   337,974    $   348,113   $   358,557
                                       ---------------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $ 3,404,421    $ 3,506,553   $ 3,611,750    $ 3,720,102   $ 3,831,706

OPERATING EXPENSES:
  Taxes                                $   241,676    $   248,926   $   256,394    $   264,086   $   272,009
  Insurance                            $   127,429    $   131,252   $   135,190    $   139,245   $   143,423
  Utilities                            $   274,632    $   282,871   $   291,357    $   300,098   $   309,101
  Repair & Maintenance                 $   395,470    $   407,334   $   419,554    $   432,141   $   445,105
  Cleaning                             $         0    $         0   $         0    $         0   $         0
  Landscaping                          $         0    $         0   $         0    $         0   $         0
  Security                             $         0    $         0   $         0    $         0   $         0
  Marketing & Leasing                  $    65,912    $    67,889   $    69,926    $    72,023   $    74,184
  General Administrative               $   395,470    $   407,334   $   419,554    $   432,141   $   445,105
  Management                           $   102,133    $   105,197   $   108,352    $   111,603   $   114,951
  Miscellaneous                        $         0    $         0   $         0    $         0   $         0
                                       ---------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $ 1,602,722    $ 1,650,804   $ 1,700,328    $ 1,751,338   $ 1,803,878

  Reserves                             $   109,853    $   113,148   $   116,543    $   120,039   $   123,640
                                       ---------------------------------------------------------------------
NET OPERATING INCOME                   $ 1,691,846    $ 1,742,601   $ 1,794,879    $ 1,848,726   $ 1,904,188

  Operating Expense Ratio (% of EGI)          47.1%          47.1%         47.1%          47.1%         47.1%
  Operating Expense Per Unit           $     4,355    $     4,486   $     4,620    $     4,759   $     4,902

Estimated Stabilized NOI $ 1,416,894  Sales Expense Rate  2.00%
Months to Stabilized               1  Discount Rate       12.50%
Stabilized Occupancy            91.0% Terminal Cap Rate   11.00%

Gross Residual Sale Price  $17,310,796    Deferred Maintenance     $         0
  Less: Sales Expense      $   346,216    Add: Excess Land         $         0
                           -----------    Other Adjustments        $         0
Net Residual Sale Price    $16,964,580                             -----------
PV of Reversion            $ 5,224,177    Value Indicated By "DCF" $14,487,590
                           -----------    Rounded                  $14,500,000
Add: NPV of NOI            $ 9,263,413
PV Total                   $14,487,590

                          "DCF" VALUE SENSITIVITY TABLE

                                                   DISCOUNT RATE
                       ---------------------------------------------------------------------
TOTAL VALUE               12.00%       12.25%         12.50%         12.75%         13.00%
--------------------------------------------------------------------------------------------
             10.50%    $15,200,728  $14,966,058    $14,736,361    $14,511,512    $14,291,393
TERMINAL CAP 10.75%    $15,067,652  $14,835,917    $14,609,083    $14,387,028    $14,169,636
RATE         11.00%    $14,940,626  $14,711,692    $14,487,590    $14,268,203    $14,053,414
             11.25%    $14,819,245  $14,592,987    $14,371,497    $14,154,659    $13,942,356
             11.50%    $14,703,142  $14,479,444    $14,260,452    $14,046,051    $13,836,128

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 35
SIGNAL POINTE, WINTER PARK, FLORIDA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 10.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 36
SIGNAL POINTE, WINTER PARK, FLORIDA

                                  SIGNAL POINTE

                                                    TOTAL       PER SQ. FT.   PER UNIT   %OF EGI
--------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                                      $ 2,936,760      $  8.66     $  7,980

  Less: Vacancy & Collection Loss       12.00%   $   352,411      $  1.04     $    958

  Plus: Other Income
    Laundry Income                               $    27,600      $  0.08     $     75       0.97%
    Garage Revenue                               $         0      $  0.00     $      0       0.00%
    Other Misc. Revenue                          $   239,200      $  0.71     $    650       8.39%
                                                 ------------------------------------------------
      Subtotal Other Income                      $   266,800      $  0.79     $    725       9.36%

EFFECTIVE GROSS INCOME                           $ 2,851,149      $  8.40     $  7,748

OPERATING EXPENSES:
  Taxes                                          $   202,400      $  0.60     $    550       7.10%
  Insurance                                      $   106,720      $  0.31     $    290       3.74%
  Utilities                                      $   230,000      $  0.68     $    625       8.07%
  Repair & Maintenance                           $   331,200      $  0.98     $    900      11.62%
  Cleaning                                       $         0      $  0.00     $      0       0.00%
  Landscaping                                    $         0      $  0.00     $      0       0.00%
  Security                                       $         0      $  0.00     $      0       0.00%
  Marketing & Leasing                            $    55,200      $  0.16     $    150       1.94%
  General Administrative                         $   331,200      $  0.98     $    900      11.62%
  Management                             3.00%   $    85,534      $  0.25     $    232       3.00%
  Miscellaneous                                  $         0      $  0.00     $      0       0.00%

TOTAL OPERATING EXPENSES                         $ 1,342,254      $  3.96     $  3,647      47.08%

  Reserves                                       $    92,000      $  0.27     $    250       3.23%

                                                 ------------------------------------------------
NET OPERATING INCOME                             $ 1,416,894      $  4.18     $  3,850      49.70%

  "GOING IN" CAPITALIZATION RATE                       10.00%

  VALUE INDICATION                               $14,168,943      $ 41.77     $ 38,503

  "AS IS" VALUE INDICATION
    (DIRECT CAPITALIZATION APPROACH)             $14,168,943

       ROUNDED                                   $14,200,000      $ 41.86     $ 38,587

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 37
SIGNAL POINTE, WINTER PARK, FLORIDA

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE             VALUE           ROUNDED         $/UNIT          $/SF
--------------------------------------------------------------------------
 9.25%            $15,317,777      $15,300,000       $41,576        $45.10
 9.50%            $14,914,677      $14,900,000       $40,489        $43.92
 9.75%            $14,532,250      $14,500,000       $39,402        $42.74
10.00%            $14,168,943      $14,200,000       $38,587        $41.86
10.25%            $13,823,359      $13,800,000       $37,500        $40.68
10.50%            $13,494,232      $13,500,000       $36,685        $39.79
10.75%            $13,180,412      $13,200,000       $35,870        $38.91

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $14,200,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis                      $14,500,000
Direct Capitalization Method                       $14,200,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $14,500,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 38
SIGNAL POINTE, WINTER PARK, FLORIDA

                        RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                            Not Utilized
Sales Comparison Approach                                $14,700,000
Income Approach                                          $14,500,000
Reconciled Value                                         $14,500,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 28, 2003 the market value of the fee simple estate in the property is:

                                  $14,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
SIGNAL POINTE, WINTER PARK, FLORIDA

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
SIGNAL POINTE, WINTER PARK, FLORIDA

                                    EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
SIGNAL POINTE, WINTER PARK, FLORIDA

                               SUBJECT PHOTOGRAPHS

[EXTERIOR - COMMUNITY CENTER & OFFICE PICTURE]

[EXTERIOR - VIEW FROM HOWELL LAKE ROAD PICTURE]

[EXTERIOR - APARTMENT BUILDING PICTURE]

[EXTERIOR - APARTMENT BUILDING PICTURE]

[EXTERIOR - PARKING AND DRIVEWAYS PICTURE]

[EXTERIOR - APARTMENT BUILDING PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
SIGNAL POINTE, WINTER PARK, FLORIDA

                               SUBJECT PHOTOGRAPHS

[INTERIOR - MODEL PICTURE]

[INTERIOR - MODEL PICTURE]

[INTERIOR - MODEL PICTURE]

[EXTERIOR - TYPICAL APARTMENT BUILDINGS PICTURE]

[EXTERIOR - APARTMENT BUILDING PICTURE]

[EXTERIOR - APARTMENT SIGNAGE PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
SIGNAL POINTE, WINTER PARK, FLORIDA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                         AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
SIGNAL POINTE, WINTER PARK, FLORIDA

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

                                 COMPARABLE I-1
                            COURTYARD AT WINTER PARK
                                  1695 Lee Road
                              Winter Park, Florida

                                   [PICTURE]

                                 COMPARABLE I-2
                               LA ALOMA APARTMENTS
                                3040 Aloma Avenue
                              Winter Park, Florida

                                   [PICTURE]

                                 COMPARABLE I-3
                             SEDGEFIELD APARTMENTS
                             110 Sedgefield Circle
                              Winter Park, Florida

                                   [PICTURE]

                                 COMPARABLE I-4
                                KINGSTON VILLAGE
                               940 Douglas Avenue
                              Altamonte Springs, FL

                                   [PICTURE]

                                 COMPARABLE I-5
                          THE ASHLEY OF SPRING VALLEY
                             693 South Wymore Road
                              Altamonte Springs, FL

                                   [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
SIGNAL POINTE, WINTER PARK, FLORIDA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                       COMPARABLE
            DESCRIPTION                             SUBJECT                                              R - 1
            -----------                             -------                                            ----------
 Property Name                    Signal Pointe                                     Summer Chase at Winter Park
 Management Company               AIMCO                                             Con-Am Management
LOCATION:
 Address                          2500 Howell Branch Road                           3650 Summer Wind Drive
 City, State                      Winter Park, Florida                              Winter Park, Florida
 County                           Orange                                            Orange
 Proximity to Subject                                                               I mile southwest of the subject
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)           339,240                                           278,556
 Year Built                       1971                                              1973
 Effective Age                    20                                                20
 Building Structure Type          Brick & siding exterior walls; asphalt shingle    Stucco exterior walls; asphalt shingle
                                  roof                                              roof
 Parking Type (Gr., Cov., etc.)   Open                                              Open
 Number of Units                  368                                               304
 Unit Mix:                                  Type              Unit    Qty.     Mo.        Type                Unit   Qty.    Mo.
                                  1 1Br/1Ba - Port Isabel      520    48     $509   1 1Br/1Ba - Anchor         538    40    $595
                                  2 1Br/1Ba - St Augustine     690    32     $559   3 1Br/1Ba - Bay            792    84    $665
                                  3 1Br/1Ba - Grand Haven      720    64     $589   6 1Br/1.5Ba - Den        1,052    20    $785
                                  4 2Br/1Ba - Ponce Inlet      925    32     $659   7 2Br/2Ba - Dune         1,049   116    $795
                                  5 2Br/1Ba - Ponce deLeon     975    22     $706   8 3Br/2Ba - Reef         1,086    44    $995
                                  6 2Br/2Ba - Mystic Seaport 1,015    66     $653
                                  7 2Br/2Ba - Jupiter Inlet  1,150    40     $690
                                  8 3Br/2Ba - Eddystone      1,270    48     $825
                                  9 3Br/2Ba - Diamondhead    1,320    16     $849

 Average Unit Size (SF)           922                                               916
 Unit Breakdown:                    Efficiency           0%    2-Bedroom       44%    Efficiency     13%        2-Bedroom    38%
                                    1-Bedroom           39%    3-Bedroom       17%    1-Bedroom      34%        3-Bedroom    14%
CONDITION:                        Good                                              Good
APPEAL:                           Average                                           Average
AMENITIES:
 Unit Amenities                            Attach. Garage         Vaulted Ceiling         Attach. Garage          Vaulted Ceiling
                                   X       Balcony             X  W/D Connect.       X    Balcony              X  W/D Connect.
                                           Fireplace                                      Fireplace
                                   X       Cable TV Ready                            X    Cable TV Ready
 Project Amenities                 X       Swimming Pool                             X    Swimming Pool
                                           Spa/Jacuzzi         X  Car Wash                Spa/Jacuzzi          X  Car Wash
                                   X       Basketball Court    X  BBQ Equipment           Basketball Court     X  BBQ Equipment
                                           Volleyball Court       Theater Room       X    Volleyball Court        Theater Room
                                           Sand Volley Ball       Meeting Hall            Sand Volley Ball        Meeting Hall
                                   X       Tennis Court           Secured Parking    X    Tennis Court            Secured Parking
                                           Racquet Ball        X  Laundry Room            Racquet Ball         X  Laundry Room
                                           Jogging Track          Business Office    X    Jogging Track           Business Office
                                   X       Gym Room            X  Clubhouse          X    Gym Room                Clubhouse
                                                               X  Playground                                      Playground

OCCUPANCY:                        98%                                               90%
LEASING DATA:
 Available Leasing Terms          7 to 12 Months                                    7 to 14 Months
 Concessions                      1 Month Free on Select Units                      2 Months Free on Select Units
 Pet Deposit                      $350                                              $150
 Utilities Paid by Tenant:         X       Electric               Natural Gas        X    Electric                Natural Gas
                                           Water                  Trash                   Water                   Trash
 Confirmation                     May 27, 2003; Michelle Chapman (Community         May 27, 2003; Leasing Agent
 Telephone Number                 (407) 678-2662                                    (407) 671-2400
NOTES:                                                                              None

 COMPARISON TO SUBJECT:                                                             Slightly Superior

                                                     COMPARABLE                                      COMPARABLE
            DESCRIPTION                                R - 2                                           R - 3
            -----------                              ----------                                      ----------
 Property Name                    Semoran North                                   Emerald Bay at Winter Park
 Management Company               CALEX                                           Equity Residential
LOCATION:
 Address                          1743 Semoran North Circle                       5 Autumn Breeze Way
 City, State                      Winter Park, Florida                            Winter Park, Florida
 County                           Orange                                          Orange
 Proximity to Subject             Two blocks east of subject                      0.5 mile northwest of the subject
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)           380,328                                         373,000
 Year Built                       1968                                            1972
 Effective Age                    20                                              20
 Building Structure Type          Stucco & asphalt shingle exterior; asphalt      Block & Stucco walls; asphalt shingle roof
                                  shingle roof
 Parking Type (Gr., Cov., etc.)   Open                                            Open, Covered
 Number of Units                  348                                             432
 Unit Mix:                            Type                Unit    Qty.     Mo.       Type                  Unit   Qty.    Mo.
                                  3 1Br/1Ba                782    96     $585     2 1Br/1Ba                765    148    $665
                                  5 2Br/1Ba              1,112    96     $685     4 2Br/2Ba                881    132    $890
                                  7 2Br/2Ba              1,200    84     $710     5 3Br/2Ba                944    152    $745
                                  9 3Br/2Ba              1,357    72     $810






 Average Unit Size (SF)           1,093                                           863
 Unit Breakdown:                  Efficiency       0%      2-Bedroom      52%     Efficiency          0%     2-Bedroom     31%
                                  1-Bedroom       28%      3-Bedroom      21%     1-Bedroom          34%     3-Bedroom     35%
CONDITION:                        Average                                         Good
APPEAL:                           Average                                         Good
AMENITIES:
 Unit Amenities                         Attach. Garage        Vaulted Ceiling          Attach. Garage           Vaulted Ceiling
                                   X    Balcony            X  W/D Connect.         X   Balcony               X  W/D Connect.
                                        Fireplace                                      Fireplace
                                   X    Cable TV Ready                             X   Cable TV Ready
 Project Amenities                 X    Swimming Pool                              X   Swimming Pool
                                        Spa/Jacuzzi        X  Car Wash             X   Spa/Jacuzzi           X  Car Wash
                                        Basketball Court   X  BBQ Equipment        X   Basketball Court      X  BBQ Equipment
                                        Volleyball Court      Theater Room             Volleyball Court         Theater Room
                                        Sand Volley Ball      Meeting Hall         X   Sand Volley Ball         Meeting Hall
                                   X    Tennis Court          Secured Parking      X   Tennis Court             Secured Parking
                                        Racquet Ball       X  Laundry Room             Racquet Ball          X  Laundry Room
                                   X    Jogging Track      X  Business Office          Jogging Track            Business Office
                                   X    Gym Room              Clubhouse            X   Gym Room                 Clubhouse
                                                              Playground                                        Playground

OCCUPANCY:                        95%                                             89%
LEASING DATA:

 Available Leasing Terms          7 to 12 Months                                  7 to 13 Months
 Concessions                      $100 Off Select Units                           $80 off 1Br, $96 off 2Br, $116 off 3Br
 Pet Deposit                      $200, plus $200 non-refundable fee              $200
 Utilities Paid by Tenant:         X    Electric              Natural Gas          X   Electric                 Natural Gas
                                        Water                 Trash                    Water                    Trash
 Confirmation                     May 28, 2003; Leasing Agent                     May 27, 2003; Leasing Agent
 Telephone Number                 (407) 671-5957                                  (407) 671-7722
NOTES:                            None                                            None.

 COMPARISON TO SUBJECT:           Slightly Inferior                               Slightly Inferior

                                                    COMPARABLE                                      COMPARABLE
            DESCRIPTION                               R - 4                                           R - 5
            -----------                             ----------                                      ----------
 Property Name                    Sedgefield Apartments                           Sun Key
 Management Company               Professional Management of Central Florida      Picerne Management Company
LOCATION:
 Address                          100 Sedgefield Circle                           7502 Sun Key Boulevard
 City, State                      Winter Park, Florida                            Winter Park, Florida
 County                           Orange                                          Orange
 Proximity to Subject             Adjoins the subject to the southeast            0.5 mile northeast of the subject
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)           93,800                                          207,554
 Year Built                       1973                                            1986
 Effective Age                    20                                              10
 Building Structure Type          Brick exterior walls; asphalt shingle roof      Stucco exterior walls; asphalt shingle
                                                                                  roof
 Parking Type (Gr., Cov., etc.)   Open                                            Open
 Number of Units                  111                                             592
 Unit Mix:                            Type               Unit    Qty.       Mo.     Type                Unit    Qty.      Mo.
                                  1 Efficiency             450    11        $485  2 1Br/1Ba               600    60      $640
                                  2 Efficiency             500    10        $495  3 1Br/1Ba               750   236      $695
                                  3 1Br/1Ba                750     8        $560  6 2Br/2Ba               900    60      $770
                                  3 1Br/1Ba                750     2        $560  8 3Br/2Ba             1,030   236      $835
                                  4 2Br/1Ba                950    28        $630
                                  6 2Br/1.5Ba Twn        1,170    20        $695
                                  5 2Br/1.5Ba              950    28        $640
                                  8 3Br/2Ba              1,270     5        $790


 Average Unit Size (SF)           896                                             862
 Unit Breakdown:                  Efficiency       19%     2-Bedroom        68%   Efficiency        0%     2-Bedroom       10%
                                  1-Bedroom         9%     3-Bedroom         5%   1-Bedroom        50%     3-Bedroom       40%
CONDITION:                        Average                                         Average
APPEAL:                           Good                                            Good
AMENITIES:
 Unit Amenities                        Attach. Garage         Vaulted Ceiling          Attach. Garage   X    Vaulted Ceiling
                                   X   Balcony             X  W/D Connect.         X   Balcony          X    W/D Connect.
                                       Fireplace                                       Fireplace
                                   X   Cable TV Ready                              X   Cable TV Ready
 Project Amenities                 X   Swimming Pool                               X   Swimming Pool
                                       Spa/Jacuzzi         X  Car Wash                 Spa/Jacuzzi      X    Car Wash
                                   X   Basketball Court    X  BBQ Equipment            Basketball Court X    BBQ Equipment
                                       Volleyball Court       Theater Room             Volleyball Court      Theater Room
                                   X   Sand Volley Ball       Meeting Hall             Sand Volley Ball      Meeting Hall
                                   X   Tennis Court           Secured Parking      X   Tennis Court          Secured Parking
                                       Racquet Ball        X  Laundry Room             Racquet Ball     X    Laundry Room
                                   X   Jogging Track          Business Office          Jogging Track         Business Office
                                   X   Gym Room               Clubhouse            X   Gym Room              Clubhouse
                                                              Playground                                     Playground

OCCUPANCY:                        96%                                             94%
LEASING DATA:
 Available Leasing Terms          6 to 12 Months                                  6 to 15 Months
 Concessions                      $99 off First Month                             1 Month Free
 Pet Deposit                      $200                                            $250
 Utilities Paid by Tenant:         X   Electric               Natural Gas          X   Electric              Natural Gas
                                       Water                  Trash                    Water                 Trash
 Confirmation                     May 28, 2003; Property Manager                  May 28, 2003; Leasing Agent
 Telephone Number                 (407) 678-0285                                  (407) 677-8884
NOTES:                            None                                            None

 COMPARISON TO SUBJECT:           Inferior                                        Slightly Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
SIGNAL POINTE, WINTER PARK, FLORIDA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

                                 COMPARABLE R-1
                           SUMMER CHASE AT WINTER PARK
                             3650 Summer Wind Drive
                              Winter Park, Florida

                                   [PICTURE]

                                 COMPARABLE R-2
                                  SEMORAN NORTH
                            1743 Semoran North Circle
                              Winter Park, Florida

                                   [PICTURE]

                                 COMPARABLE R-3
                           EMERALD BAY AT WINTER PARK
                               5 Autumn Breeze Way
                              Winter Park, Florida

                                   [PICTURE]

                                 COMPARABLE R-4
                              SEDGEFIELD APARTMENTS
                              100 Sedgefield Circle
                              Winter Park, Florida

                                   [PICTURE]

                                 COMPARABLE R-5
                                     SUN KEY
                             7502 Sun Key Boulevard
                              Winter Park, Florida

                                   [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
SIGNAL POINTE, WINTER PARK, FLORIDA

                                    EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
SIGNAL POINTE, WINTER PARK, FLORIDA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
SIGNAL POINTE, WINTER PARK, FLORIDA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
SIGNAL POINTE, WINTER PARK, FLORIDA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
SIGNAL POINTE, WINTER PARK, FLORIDA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief

         The statements of fact contained in this report are true and correct.

         The report analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the impartial and unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc., and I personally have no present or prospective interest in or bias with respect to the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         The engagement of American Appraisal Associates, Inc., and myself personally in this assignment and compensation for American Appraisal Associates, Inc., are not contingent on the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice and the Principles of Appraisal Practice and Code of Ethics of the American Society of Appraisers.

         I personally did not inspect the subject property. Michael L. Kersten provided significant real property appraisal assistance in the preparation of this report.

                                    /s/ Alice MacQueen
                                       -----------------------------------------
                                                  Alice MacQueen
                                        Vice President, Real Estate Group
                                 Florida Certified General Real Estate Appraiser
                                                   #RZ0002202

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
SIGNAL POINTE, WINTER PARK, FLORIDA

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
SIGNAL POINTE, WINTER PARK, FLORIDA


                                 ALICE MACQUEEN
                 VICE PRESIDENT AND PRINCIPAL, REAL ESTATE GROUP

POSITION

Alice MacQueen serves as a Vice President and Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

Valuation

Ms. MacQueen specializes in the appraisal of investment real estate and is annually involved in the valuation of several billion dollars of real property. The purposes of these valuations include allocation of purchase price, charitable donation, financing, purchase, sale, and syndication. She has also been involved in land planning analyses for major mixed-use developments.

She has appraised various types of real estate including congregate care facilities, industrial properties, manufacturing facilities, office buildings, recreational subdivisions and planned unit developments, single- and multifamily residential properties, and shopping centers. Special-purpose properties she has appraised include campgrounds, churches, country clubs, golf courses, historic landmarks, proprietary cemeteries, and schools.

In addition to market value opinions, Ms. MacQueen has provided feasibility and highest and best use studies. She has also been involved in several research projects, providing background studies involving major property tax appeal cases. These studies included the impact of inflation, rate of return considerations, sales-assessment ratio analyses, and the applicability of income capitalization to commercial and industrial properties.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
SIGNAL POINTE, WINTER PARK, FLORIDA

Ms. MacQueen has appraised real estate in 46 U.S. states, Mexico, and Puerto
Rico.

Business

Ms. MacQueen joined AAA in 1983. She served as Regional Real Estate Director for the southeastern United States from 1987 to 1992 and as National Director of the Real Estate Valuation Group from 1992 through 1995, when she assumed her current position. Before joining the firm, she was involved in property management for five years and spent an additional five years as an appraiser, consultant, and research analyst.

EDUCATION

Realtors Institute of Virginia
Greenbrier College for Women - Liberal Arts

STATE CERTIFICATIONS

State of Arizona, Certified General Real Estate Appraiser, #30987
State of Florida, Certified General Appraiser, #RZ0002202
State of Georgia, Certified General Real Property Appraiser, #239776
State of Minnesota, Certified General Real Property Appraiser, #AP-20144872 State of New Mexico, General Certified Appraiser, #001626-G
State of Utah, State Certified General Appraiser, #CG00057001

PROFESSIONAL  AFFILIATIONS

American Society of Appraisers, Candidate

AMERICAN APPRAISAL ASSOCIATES, INC.
SIGNAL POINTE, WINTER PARK, FLORIDA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
SIGNAL POINTE, WINTER PARK, FLORIDA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.